Final pursuant to Rule 433

Registration Statement No. 333-180300-03

March 2013	Advisory

Credit Suisse Structured Product Offering List

Please find the indicative terms for our March advisory offerings below. All terms, including but not limited to coupon rate, participation rate, knock-in level, buffer amount, automatic redemption premium and fixed payment percentage, as applicable, are subject to change and will be determined on the Trade Date.* Additionally, dates listed below are expected and subject to change due to market conditions. The sales commissions listed may only represent a portion of the total underwriting discounts and fees for an offering. Capitalized terms used herein shall have the meaning given to them in the applicable offering documents. Any payment on the securities is subject to Credit Suisse’s ability to pay its obligations as they become due. For more information, please see the applicable offering document at the links provided below.

FOR BROKER-DEALER USE ONLY. NOT FOR DISTRIBUTION. SUBJECT TO CHANGE.

Yield Alternatives

18 Month RTY USO High/Low Coupon Callable Yield Notes
Unless the securities are redeemed earlier, the investor is entitled to receive a coupon expected to be between [9.50%-11.50%]* per annum if a Knock-In Event does not occur. If a Knock-In Event occurs during any Observation period, the coupon for that interest period and each subsequent interest period is expected to be 1.00%* per annum. Subject to Early Redemption, if a Knock-In Event occurs, the redemption amount at maturity will equal the principal amount of the securities held multiplied by the sum of one plus the performance of the Lowest Performing Underlying. If a Knock-In Event does not occur, the redemption amount will equal the principal amount of the securities held.
CUSIP	Coupon* (per annum)	Underlying(s)	Knock-In Level*	Sales Concession	Preliminary Pricing Supplement	Fact Sheet	Trade Date	Settlement Date	Maturity Date
22546T2M2	•[9.50%-11.50%] p.a. if no Knock-In Event •Otherwise, 1.00% p.a.	Worst of: Russell 2000® Index & United States Oil Fund, LP	Approximately 65.00%	n/a			3/28/13	4/3/13	10/3/14

18 Month RTY GDX USO High/Low Coupon Callable Yield Notes
Unless the securities are redeemed earlier, the investor is entitled to receive a coupon expected to be between [10.00%-12.00%]* per annum if a Knock-In Event does not occur. If a Knock-In Event occurs during any Observation period, the coupon for that interest period and each subsequent interest period is expected to be 1.00%* per annum. Subject to Early Redemption, if a Knock-In Event occurs, the redemption amount at maturity will equal the principal amount of the securities held multiplied by the sum of one plus the performance of the Lowest Performing Underlying. If a Knock-In Event does not occur, the redemption amount will equal the principal amount of the securities held.
CUSIP	Coupon* (per annum)	Underlying(s)	Knock-In Level*	Sales Concession	Preliminary Pricing Supplement	Fact Sheet	Trade Date	Settlement Date	Maturity Date
22546T2P5	•[10.00%-12.00%] p.a. if no Knock-In Event •Otherwise, 1.00% p.a.	Worst of: Russell 2000® Index, Market Vectors Gold Miners ETF & United States Oil Fund, LP	Approximately 57.00%	n/a			3/28/13	4/3/13	10/3/14

FOR BROKER-DEALER USE ONLY. NOT FOR DISTRIBUTION. SUBJECT TO CHANGE.

3 Year RTY Daily Range Accrual Securities
Investor is entitled to receive a contingent coupon expected to be between [5.00%-5.50%]* per annum for each Accrual Day the Underlying is above 85%* of its Initial Level. The contingent coupon, if any, will be paid monthly. If the Final Level of the Underlying is equal to or greater than 85%* of its Initial Level, the Redemption Amount will equal the principal amount of the securities held. If the Final Level of the Underlying is less than 85%* of its Initial Level, the redemption amount at maturity will equal the principal amount of the securities held multiplied by the sum of one plus the depreciation of the Underlying plus the Buffer Amount.
CUSIP	Contingent Coupon* (per annum)	Underlying(s)	Buffer Amount*	Sales Concession	Preliminary Pricing Supplement	Fact Sheet	Trade Date	Settlement Date	Maturity Date
22546T2W0	• [5.00%-5.50%] p.a. for each Accrual Day the Underlying is above 85% of the Initial Level	Russell 2000® Index	15.00%	n/a			3/28/13	4/3/13	4/4/16

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FOR BROKER-DEALER USE ONLY. NOT FOR DISTRIBUTION. SUBJECT TO CHANGE.

Equity-Linked Alternatives

4 Year SPX Digital-Plus Barrier Notes
If the Final Level of the Underlying is greater than or equal to the Initial Level, the investor is entitled to receive a payment at maturity based on the greater of a fixed payment percentage that is expected to be between [29.00% - 34.00%]* and the percentage change from the Initial Level to the Final Level of the Underlying. If the Final Level of the Underlying is less than the Initial Level, and a Knock-In Event occurs, the redemption amount will equal the principal amount of the securities held multiplied by the sum of one plus the performance of the Underlying. If the Final Level of the Underlying is less than the Initial Level, and a Knock-In Event has not occurred, the redemption amount will be the principal amount of the securities held.
CUSIP	Return Profile (at maturity)*	Underlying	Knock-In Level*	Sales Concession	Preliminary Pricing Supplement	Fact Sheet	Trade Date	Settlement Date	Maturity Date
22546T2Q3

• If Final Level > Initial Level, then the greater of [29.00%-34.00%]* and the performance of the Underlying.

• If Final Level < Initial Level and no Knock-In Event occurs, then the principal amount.

• If Final Level < Initial Level and Knock-In Event occurs, then negative return.

		S&P 500® Index	Approximately 70.00%	n/a			3/28/13	4/3/13	4/3/17

3 Year SPX RTY Autocall Buffered Notes
If both Underlyings close at or above their Initial Level on any Review Date, the securities will be automatically redeemed and the investor will be entitled to receive a cash payment equal to the principal amount of securities held plus the Automatic Redemption Premium applicable to that Review Date. Subject to Automatic Early Redemption, if the Final Level of the Lowest Performing Underlying is less than its Initial Level by not more than the Buffer Amount, the investor will be entitled to receive their principal amount at maturity. If the Final Level of the Lowest Performing Underlying is less than its Initial Level by more than the Buffer Amount, the redemption amount at maturity will equal the principal amount of the securities held multiplied by the sum of one plus the depreciation of the Underlying plus the Buffer Amount.
CUSIP	Return Profile (at maturity)*	Underlying	Buffer Amount*	Automatic Redemption*	Sales Concession	Preliminary Pricing Supplement	Fact Sheet	Trade Date	Settlement Date	Maturity Date
22546T2S9

• Subject to annual autocall at par plus the applicable Automatic Redemption Premium if both Underlyings are > or equal to Initial Level

• If the Final Level of the Lowest Performing Underlying < its Initial Level by less than Buffer Amount, then the principal.

• If the Final Level of the Lowest Performing Underlying < its Initial Level by more than Buffer Amount, then a negative return.

		Worst of: S&P 500® Index & Russell 2000® Index	[12.50-17.50]%	Subject to annual autocall at par plus the applicable Automatic Redemption Premium ($80 for year 1, $160 for year 2, $240 for year 3) if both Underlyings are > or equal to Initial Level	n/a			2/28/13	3/5/13	3/6/17

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FOR BROKER-DEALER USE ONLY. NOT FOR DISTRIBUTION. SUBJECT TO CHANGE.

* The actual coupon rate, participation rate, knock-in level, buffer amount, automatic redemption premium or fixed payment percentage, as applicable, to be determined on the Trade Date.

Credit Suisse AG (“Credit Suisse”) has filed a registration statement (including a prospectus supplement and prospectus) with the Securities and Exchange Commission, or SEC, with respect to the offerings to which this Structured Product Offering List relates. Before you invest, you should read the applicable Preliminary Pricing Supplement, the applicable Underlying Supplement, the applicable Product Supplement, the Prospectus Supplement and the Prospectus, to understand fully the terms of each offering of securities and other considerations that are important in making a decision about investing in any of the securities. You may get these documents without cost by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Credit Suisse or any agent or any dealer participating in the applicable offering will arrange to send you the applicable Pricing Supplement, Underlying Supplement, Product Supplement, Prospectus Supplement and Prospectus if you request by calling toll-free 1-(800)-221-1035.

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